Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF DESIGNATION OF

PREFERENCES, RIGHTS AND LIMITATIONS OF

SERIES A CONVERTIBLE PREFERRED STOCK OF

TOYZAP.COM, INC.

(Pursuant to Sections 21.155 and 21.156 of the

Texas Business Organizations Code

of the State of Texas)

TOYZAP.COM, INC., a corporation organized and existing under the Texas Business Organizations Code of the State of Texas (the “Corporation”), in accordance with the provisions of Sections 21.155 and 21.156 thereof:

HEREBY CERTIFIES:

A. That no shares of Series A Convertible Preferred Stock of the Corporation have, as of the date of this Certificate of Amendment, been issued.

B. That pursuant to the authority conferred upon the Board of Directors by the Certificate of Formation of the Corporation, the Board of Directors on July 23, 2010 adopted the following resolution providing for an amendment to the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of the Corporation:

RESOLVED, that, pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Formation, that the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of the Corporation, filed with the Texas Secretary of State on June 1, 2010, shall be amended by amending and restating the first sentence of Section 6.D thereof in its entirety as follows:

“Upon the happening of an Extraordinary Common Stock Event effective on or after June 1, 2010 (including the Common Stock dividend effective on such date), the Conversion Value shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the then-effective Conversion Value by a fraction, (1) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event; and (2) the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Conversion Value.”

C. That the above resolution was adopted by all necessary action on the part of the Corporation.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate in the name and on behalf of ToyZap.com, Inc., on the 3rd day of August, 2010, and the statements contained herein are affirmed as true under penalty of perjury.

TOYZAP.COM, INC.

By:	/s/ Harold Montgomery
Harold Montgomery Chief Executive Officer